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                                                                    Exhibit 99.1


                               *IMPORTANT NOTICE*

                     NEW EXPIRATION DATE OF OCTOBER 22, 2002


                         HYPERTENSION DIAGNOSTICS, INC.


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Dear Redeemable Class A Warrant ("Class A Warrant") Holder:

         As you may know, we are offering each holder of our Class A Warrant (or unit which contains a Class A Warrant component) the opportunity to receive, for no additional consideration, a Redeemable Class B Warrant upon proper exercise of each Class A Warrant (the "Offering"). To receive the Redeemable Class B Warrant, Class A Warrant holders must properly exercise their Class A Warrant on or before the expiration of the Offering period.

         THIS IS AN IMPORTANT NOTICE TO YOU THAT EFFECTIVE SEPTEMBER 11, 2002:

o WE ARE EXTENDING THE EXPIRATION DATE OF THE OFFERING PERIOD. The expiration date of the Offering period has been extended from 5:00 p.m. Central Time on September 17, 2002 to 5:00 p.m. Central Time on October 22, 2002.

o WE ARE EXTENDING THE EXPIRATION DATE OF THE CLASS A WARRANT. Likewise, the expiration date of the Class A Warrant has been extended from 5:00 p.m. Central Time on September 17, 2002 to 5:00 p.m. Central Time on October 22, 2002. There are no other changes to the terms of the Class A Warrant.

o THE COMPANY HAS ENGAGED MELLON INVESTOR SERVICES LLC AS THE WARRANT AGENT FOR THE COMPANY'S CLASS A WARRANT. Holders of the Company's Class A Warrants who wish to participate in the Offering should make checks payable to Mellon Investor Services LLC and send all materials to:

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
If delivered by U.S. mail:                If delivered by overnight mail:         If delivered by hand:
Mellon Investor Services LLC              Mellon Investor Services LLC            Mellon Investor Services LLC
Attn: Reorganization Dept.                Attn: Reorganization Dept.              Attn: Reorganization Dept.
P.O. Box 3300                             85 Challenger Road                      120 Broadway, 13th Floor
South Hackensack, NJ  07606               Mail Drop - Reorg                       New York, NY  10271
                                          Ridgefield Park, NJ 07660
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o    An Amendment to the Warrant Agreement governing the Class A Warrants was filed as an exhibit to a Form 8-K filed with the U.S. Securities and
     Exchange Commission ("SEC") on or about the date of this notice. Our filings with the SEC are available on the SEC's website www.sec.gov, by visiting its public reference facilities or by writing to the SEC's Public
     Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the operation of public reference facilities.


     If you have questions, you may contact James S. Murphy, Senior Vice President, Finance and Administration and Chief Financial Officer of the Company, at 651-687-9999 (Ext. 106).



                            Dated: September 11, 2002





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A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on June 6, 2002. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
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